Exhibit 99.1

Antero Midstream and AMGP Host Analyst Day, Announce 2018 Guidance and Long-Term Targets and Provide 2017 Update

Denver, Colorado, January 17, 2018—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) and Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) today announced their 2018 guidance and extended their long-term targets through 2022. In addition, Antero Midstream provided a fourth quarter 2017 update and its 2018 capital budget.  Antero Midstream and AGMP will also host an analyst day tomorrow, January 18, 2018 in New York City. The event will be webcast live beginning at 9:00 am ET and interested parties may access the live audio webcast and related presentation materials on the investor relations website at www.anteromidstream.com or www.anteromidstreamgp.com.

Antero Midstream Highlights Include:

•                  Announced a fourth quarter 2017 distribution of $0.365/unit, a 30% increase as compared to the prior year quarter

•                  Distribution growth guidance of 28% to 30% in 2018 as compared to 2017 distributions of $1.325/unit

•                  Reaffirmed 28% to 30% annual distribution growth from 2018 to 2020 and initiated distribution growth targets of 20% in each of 2021 and 2022

•                  Capital budget for 2018 is $650 million, a decrease of 19% from 2017, including $585 million in expansion capital and $65 million in maintenance capital funded through cash flow from operations and credit facility borrowings

•                  Net income for 2018 is forecast to be $435 million to $480 million

•                  Adjusted EBITDA for 2018 is forecast to be $705 million to $755 million

•                  Distributable Cash Flow for 2018 is forecast to be $575 million to $625 million with DCF coverage of 1.25x to 1.35x

•                  Expect to generate Free Cash Flow before distributions in 2018 for the first time since the partnership’s inception

•                  High-graded 5-year organic project inventory of $2.7 billion, a $500 million reduction from the prior year’s plan due to expected capital efficiencies from sponsor’s new 5-year plan including longer laterals and increased well recoveries, resulting in fewer pads spread farther apart

AMGP Highlights Include:

•                  Announced a fourth quarter 2017 distribution of $0.075/share, a 27% increase sequentially

•                  Distribution guidance of $0.52 to $0.55 per share in 2018, representing 154% to 172% year over year growth as compared to full year 2017 distributions, respectively, including a 20% increase in 2018 guidance as a result of the reduction in federal corporate tax rates to 21%

•                  Reaffirmed distribution growth targets of 63% to 65% in 2019 and 51% to 53% in 2020

•                  Initiated distribution growth targets of 29% to 31% in 2021 and 27% to 29% in 2022

For a discussion of the non-GAAP financial measures Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow please see “Non-GAAP Financial Measures.”

Commenting on the Antero Midstream and AMGP’s long-term outlook, Michael Kennedy, Antero Midstream’s CFO, said, “Due to our significant visibility into Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) long-term development plan, Antero Midstream and AMGP have the ability to extend our top-tier distribution growth targets through 2022. These distribution growth targets are supported by a high-graded organic project backlog of $2.7 billion servicing Antero Resources’ internally funded development program over the next five years. The significant opportunity set, along with Antero Midstream’s just-in-time capital investment philosophy, allows Antero Midstream to internally fund its organic infrastructure plan with cash flow from operations and revolving credit facility borrowings while generating attractive Partnership wide Return on Invested Capital in the 15% to 20% range.”

Antero Midstream and AMGP Long Term Targets

Antero Midstream continues to target annual distribution growth of 28% to 30% through 2020 while maintaining a Distributable Cash Flow (“DCF”) coverage ratio averaging 1.25x. In addition, Antero Midstream is initiating targets for 20% distribution growth in 2021 and 2022 while maintaining a DCF coverage ratio of 1.1x to 1.2x. Coinciding with Antero Midstream’s distribution targets, following a previously announced 20% across the board increase in targets as a result of corporate tax reform, AMGP continues to target distribution growth of 154% to 172% in 2018, 63% to 65% in 2019 and 51% to 53% in 2020 while maintaining its DCF coverage ratio of 1.0x. In addition, AMGP initiated distribution growth targets of 29% to 31% in 2021 and 27% to 29% in 2022.  Antero Midstream and AMGP distribution targets are supported by Antero Midstream’s organic growth strategy supporting Antero Resources’ development program.  Antero Midstream and AMGP’s long-term targets exclude the potential impact of third party revenues, acquisitions or divestitures and common equity issuances, consistent with historical practice.

Antero Midstream 2018 Capital Budget

During 2018, Antero Midstream plans to expand its existing Marcellus and Ohio Utica Shale gathering, compression, fresh water delivery systems, and its processing and fractionation joint venture (“Joint Venture”) to accommodate Antero Resources development program.  Today in a separate news release, Antero Resources announced its 2018 consolidated drilling and completion capital budget of $1.3 billion, which is forecast to generate production growth of 20%. In addition, Antero Resources reaffirmed that it is targeting a 20% compound annual growth rate for net production for the years 2018 through 2020 and introduced 15% annual production growth targets for both 2021 and 2022.  Antero Resources’ release can be found at www.anteroresources.com.

Commenting on the Antero Resources long-term outlook, along with its impact on Antero Midstream’s growth, Paul Rady, Chairman and CEO of Antero Resources and Antero Midstream, said, “Antero Resources’ development plan focuses on high margin liquids-rich locations on Antero Midstream dedicated acreage over the next five years. We expect our development plan to generate peer leading growth and approximately $1.6 billion in E&P standalone free cash flow, resulting in a self-funded business model and deleveraging balance sheet. This attractive profile puts Antero Resources in an elite group of E&P’s and also provides Antero Midstream with a high level of confidence in its long term throughput and distribution growth targets.”

Antero Midstream has budgeted an investment of $585 million and $65 million in expansion and maintenance capital, respectively, resulting in a total Antero Midstream capital budget of $650 million in 2018.   This capital budget includes $385 million of capital for gathering and compression infrastructure, resulting in 840 MMcf/d of incremental compression capacity and over 51 miles of incremental gathering pipelines in the Marcellus and Ohio Utica Shales combined.  Approximately 90% of the gathering and compression capital is planned to be invested in the Marcellus Shale and the remaining 10% invested in the Ohio Utica Shale.  This mix is driven by Antero Resources’ development program focus on Marcellus Shale liquids rich drilling on Antero Midstream dedicated acreage.

In addition to capital expenditures for gathering and compression, Antero Midstream has budgeted an investment of $35 million for water infrastructure facilities to construct 25 miles of additional fresh water trunklines and surface pipelines to support Antero’s completion activities. Approximately 85% of the water infrastructure budget will be allocated to the Marcellus Shale and the remaining 15% will be allocated to the Ohio Utica Shale. This excludes approximately $15 million of capital for the final completion milestone payments for the Antero Clearwater Facility after delays in the commissioning schedule due to process improvements. The Antero Clearwater Facility is expected to be placed into full commercial service during the first quarter of 2018.

Antero Midstream has budgeted an investment of $215 million for its 50% interest in the Joint Venture with MPLX, LP.  During 2018, the Joint Venture expects to place online three additional processing plants, Sherwood 9, 10 and 11, bringing the Joint Venture’s total processing capacity to five plants, or 1.0 Bcf/d. Sherwood 9 was placed online earlier this month.  Sherwood 10 is expected to be placed online in the third quarter of 2018 and Sherwood 11 is expected to be placed online during the fourth quarter of 2018. In addition, the budget includes the Joint Venture’s option to purchase an additional 20,000 Bbls/d of capacity at the Hopedale 4 fractionation plant, which is expected to be placed online during the fourth quarter of 2018.

Antero Midstream expects to fund all 2018 capital expenditures through cash flow from operations and available borrowing capacity within Antero Midstream’s existing $1.5 billion bank credit facility. As of September 30, 2017, Antero Midstream had approximately $1.0 billion of liquidity under its credit facility to fund organic growth opportunities.

Below is a comparison of the 2018 capital budget to the 2017 capital budget:

	Year Ended December 31,
Capital Comparison ($MM)	2017	2018	% Change
Gathering and Compression Infrastructure	$350	$385	10%
Fresh Water Infrastructure	75	35	(53)%
Advanced Wastewater Treatment Facility	100	15	(85)%
Processing and Fractionation Joint Venture	275	215	(22)%
Total Capital	$800	$650	(19)%

Expansion Capital	$735	$585	(20)%
Maintenance Capital	65	65	—
Total Capital	$800	$650	(19)%

Antero Midstream 2018 Guidance

Antero Midstream is forecasting net income of $435 million to $480 million, Adjusted EBITDA of $705 million to $755 million and Distributable Cash Flow of $575 million to $625 million for 2018.  Antero Midstream’s 2018 guidance includes $10 to $15 million of distributions from its 15% interest in the Stonewall Gathering Pipeline and $30 to $35 million of distributions from its 50% interest in the Joint Venture.  Additionally, Antero Midstream is forecasting annual distribution growth of 28% to 30% as compared to 2017, resulting in an average DCF coverage ratio of 1.25x to 1.35x on an annual basis.  Antero Midstream’s 2018 guidance excludes any impact from potential third party volumes or transactions.

Below is a comparison of the 2018 guidance to 2017 guidance.

	2017			2018
	Low		High	Low		High	% Change
Net Income ($MM)	$305	—	$345	$435	—	$480	41%
Adjusted EBITDA ($MM)	$520	—	$560	$705	—	$755	35%
Distributable Cash Flow ($MM)	$405	—	$445	$575	—	$625	41%
Year-Over-Year Distribution Growth	29%			28%	—	30%	—

AMGP 2018 Guidance

	2017	2018(1)
	Actual	Low		High
Distributions Per Share	$0.16	$0.52	—	$0.55
Year-Over-Year Distribution Growth	—	154%	—	172%

(1)         2018 represents year-over-year growth compared to full-year 2017 distributions. 2017 actual distributions include pro-rated distributions for the second quarter of 2017 for the period following the initial public offering through June 30, 2017.

Antero Midstream Fourth Quarter 2017 Operating Update

Low pressure gathering volumes for the fourth quarter of 2017 averaged 1,711 MMcf/d, a 12% increase as compared to the fourth quarter of 2016.  Low pressure gathering volumes were negatively impacted by lower Antero Resources production in the Utica than budgeted due to the delayed in-service date of the Rover Pipeline.  Compression volumes for the fourth quarter of 2017 averaged 1,355 MMcf/d, a 47% increase as compared to the fourth quarter of 2016.  High pressure gathering volumes for the fourth quarter of 2017 averaged 1,842 MMcf/d, a 28% increase from the fourth quarter of 2016.  High pressure gathering volumes were in excess of low pressure gathering volumes due to Antero Resources’ temporary use of an Antero Midstream owned high pressure line to avoid downstream pipeline constraints. The increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication.  Fresh water delivery volumes averaged 149 MBbl/d during the quarter, in line with the fourth quarter of 2016.

Gross processing volumes from the Joint Venture for the fourth quarter of 2017 averaged 425 MMcf/d, an increase of 16% compared to the third quarter of 2017.  Gross Joint Venture fractionation volumes averaged 9,096 Bbl/d, a 41% increase sequentially, driven by increased rich gas volumes processed by MPLX and the Joint Venture.

	Three Months Ended December 31,		%
	2016	2017	Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	1,522	1,711	12%
Compression (MMcf/d)	920	1,355	47%
High Pressure Gathering (MMcf/d)	1,437	1,842	28%
Fresh Water Delivery (MBbl/d)	150	149	(1)%
Gross Joint Venture Processing (MMcf/d)	—	425	*
Gross Joint Venture Fractionation (Bbl/d)	—	9,096	*

Antero Midstream Preliminary Fourth Quarter 2017 Financial Results

Based on preliminary analysis of the financial results for the three months ended December 31, 2017, the Partnership expects net income to be between $61 million and $67 million and Adjusted EBITDA to be between $136 million and $148 million, respectively.

The following reconciles net income to Adjusted EBITDA based on these preliminary financial results for the three months ended December 31, 2017 (in thousands):

	Three months ended
	December 31, 2017
	Low		High
Net income	$60,500	—	$66,500
Interest expense	9,500	—	11,000
Depreciation expense	29,000	—	33,000
Impairment expense	23,000	—	24,000
Accretion of contingent acquisition consideration	3,500	—	4,000
Equity-based compensation	6,500	—	7,500
Equity in earnings of unconsolidated affiliates	(5,500)	—	(8,500)
Distributions from unconsolidated affiliates	9,500	—	10,500
Adjusted EBITDA	$136,000	—	$148,000

The information presented above is based upon information available to the Partnership as of January 17, 2018 and is not a comprehensive statement of the Partnership’s financial results. These are preliminary unaudited financial results. The Partnership’s completed results to be reported for the three months ended December 31, 2017 may differ materially from these preliminary results. During the course of the preparation of the Partnership’s consolidated financial statements and related notes to be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, additional adjustments to the preliminary financial information presented below may be identified. Any such adjustments may be material.

Non-GAAP Financial Measures and Definitions

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, impairment expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

The Partnership defines Free Cash Flow as cash flow from operating activities before changes in working capital less capital expenditures. Management believes that Free Cash Flow is a useful indicator of the Partnership’s ability to internally fund infrastructure investments, service or incur additional debt, and assess the company’s financial performance and its ability to generate excess cash from its operations. Management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred.

The Partnership defines Return on Invested Capital as net income plus interest expense divided by average total liabilities and partners’ capital, excluding current liabilities.  Management believes that Return on Invested Capital is a useful indicator of the Partnership’s return on its infrastructure investments.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

Antero Midstream has not included a reconciliation of Adjusted EBITDA and Distributable Cash Flow to the nearest GAAP financial measure for 2018 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between Adjusted EBITDA and Distributable Cash Flow and net income (in thousands):

	Twelve months ended
	December 31, 2018
	Low		High
Depreciation expense	$160,000	—	$170,000
Equity based compensation expense	25,000	—	35,000
Accretion of contingent acquisition consideration	15,000	—	20,000
Equity in earnings of unconsolidated affiliates	30,000	—	40,000
Distributions from unconsolidated affiliates	40,000	—	50,000

The Partnership cannot forecast interest expense due to the timing and uncertainty of debt issuances and associated interest rates. Additionally, Antero Midstream cannot reasonably forecast impairment expense as the impairment is driven by a number of factors that will be determined in the future and are beyond Antero Midstream’s control currently.

Free Cash Flow and Return on Invested Capital are non-GAAP financial measures. The GAAP measures most directly comparable to Free Cash Flow and Return on Invested Capital are cash flow from operating activities and net income plus interest expense divided by average total liabilities and partners’ capital, respectively. The non-GAAP financial measures of Free Cash Flow and Return on Invested Capital should not be considered as alternatives to the GAAP measure of cash flow from operating activities.  Free Cash Flow and Return on Invested Capital are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Free Cash Flow and Return on Invested Capital.  You should not consider Free Cash Flow and Return on Invested Capital in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Free Cash Flow and Return on Invested Capital may not be comparable to similarly titled measures of other partnerships.

Antero Midstream has not included reconciliations of Free Cash Flow and Return on Invested Capital to their nearest GAAP financial measures for 2018 because it would be impractical to forecast changes in current assets and liabilities. Antero Midstream is able to forecast capital expenditures, which is a reconciling item between Free Cash Flow and Return on Invested capital to their most comparable GAAP financial measure. For the 2018 to 2022 period, Antero forecasts cumulative capital expenditures of $2.7 billion.

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets as well as integrated water assets that primarily service Antero Resources Corporation’s properties located in West Virginia and Ohio. Holders of Antero Midstream common units will receive a Schedule K-1 with respect to distributions received on the common units.

AMGP is a Delaware limited partnership that has elected to be classified as an entity taxable as a corporation for U.S. federal income tax purposes.  Holders of AMGP common shares will receive a Form 1099 with respect to distributions received on the common shares.  AMGP owns the general partner of Antero Midstream and indirectly owns the incentive distribution rights in Antero Midstream.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s and AMGP’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2016.

For more information, contact Michael Kennedy — CFO of Antero Midstream and AMGP at (303) 357-6782 or mkennedy@anteroresources.com.